UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Smithfield Foods, Inc.

(Name of Registrant as Specified In Its Charter)

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SMITHFIELD FOODS, INC.

Notice of Annual Meeting of Shareholders

TO BE HELD AUGUST 29, 2007

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia, at 2:00 p.m. local time, on August 29, 2007, for the following purposes:

1. To elect four directors to three-year terms and one director to a two-year term;

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 27, 2008;

3. To consider a shareholder proposal regarding requiring shareholder approval for specified acquisition transactions, if presented; and

4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on July 11, 2007 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE
SECRETARY

Smithfield, Virginia

July 30, 2007

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 29, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement and proxy card (the “Proxy Materials”) in connection with the solicitation by the Board of Directors of Smithfield Foods, Inc., a Virginia corporation (“Smithfield,” the “Company,” “we,” “us,” and “our”), of proxies to be voted at our 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The proxies also may be voted at any continuations, adjournments or postponements of the meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Annual Meeting. We are first sending the proxy materials to shareholders on or about July 30, 2007.

2. When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on August 29, 2007 at 2:00 p.m. local time, at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia. Shareholders who are entitled to vote may attend the meeting, as well as our invited guests. Each shareholder is permitted to bring one guest.

3. What do I need to attend the Annual Meeting?

Shareholders of Record. If you are a Shareholder of Record and plan to attend the meeting, please bring the admission ticket attached to your proxy card and photo identification. Shareholders of Record who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Beneficial Owners. If you are a Beneficial Owner and you plan to attend the meeting, you must present proof of your ownership of Smithfield shares as of July 11, 2007, such as a bank or brokerage account statement, as well as photo identification. If you wish to vote at the meeting, you must also bring a legal proxy.

The answer to Question 4 describes the terms Shareholder of Record and Beneficial Owner.

4. What is the difference between holding shares as a Shareholder of Record and as a Beneficial Owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “Shareholder of Record.” Smithfield sent the Proxy Materials directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “Street Name” and you are considered the “Beneficial Owner.” The Proxy Materials have been forwarded to you by your broker, bank or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares by using the voting instruction card included in the mailing. The answer to Question 14 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

5. What proposals are being presented for shareholder vote at the Annual Meeting?

There are two proposals from Smithfield to be considered and voted on at the meeting:

1. Proposal 1: To elect four directors to three-year terms and one director to a two-year term (see page 5); and

2. Proposal 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 27, 2008 (see page 42).

In addition there is one proposal from a shareholder:

3. Proposal 3: To consider a shareholder proposal regarding requiring shareholder approval for specified acquisition transactions, if presented (see page 43).

6. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of directors, (2) “FOR” the ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 27, 2008, and (3) “AGAINST” the shareholder proposal.

7. Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matter to be presented or acted upon at the meeting. If any matters not set forth in the meeting notice included in the Proxy Materials are properly brought before the meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

8. Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of our common stock, par value $0.50, as of the close of business on the record date, July 11, 2007. Each share of common stock is entitled to one vote and there is no cumulative voting. As of July 11, 2007, we had 134,220,110 shares of common stock outstanding. Both Virginia law and our Bylaws require our Board to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements of the meeting.

9. How many votes must be present to hold the Annual Meeting?

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting, or 67,110,056, must be present in person or by proxy to hold the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

10. How many votes are needed to approve the proposals?

Proposal 1: The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Four nominees would each be appointed to three-year terms, and one nominee would be elected to a two-year term.

Proposal 2: The number of votes cast in favor of the ratification of the selection of Ernst & Young LLP as independent auditors must be greater than the votes cast against ratification. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal, and therefore have no effect on the outcome.

Proposal 3: The number of votes cast in favor of the shareholder proposal must be greater than the votes cast against the shareholder proposal. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal, and therefore have no effect on the outcome.

11. How do I vote?

By Mail: Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a Shareholder of Record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a Beneficial Owner, please also see Question 14 below.

In person at the Annual Meeting: All shareholders may vote in person at the Annual Meeting. If you are a Beneficial Owner, you must obtain a legal proxy from your broker, bank or other Shareholder of Record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

12. What can I do if I change my mind after I vote my shares?

If you are a Shareholder of Record, you can revoke your proxy before it is exercised by (1) sending written notice to our Secretary, (2) timely delivering a valid, later-dated proxy, or (3) voting by ballot at the Annual Meeting.

If you are a Beneficial Owner, you may submit new voting instructions by contacting your bank, broker or other Shareholder of Record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Question 11.

13. What if I do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned but do not contain voting instructions will be voted (1) “FOR” the election of each of the named director nominees, (2) “FOR” the ratification of Ernst & Young LLP as our independent auditors, (3) “AGAINST” the shareholder proposal and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting. If you are a Beneficial Owner, see Question 14 below.

If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding sentence, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

14. Will my shares be voted if I do not provide my proxy or instruction form?

If you are a Shareholder of Record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you are a Beneficial Owner and hold shares through an account with a bank or broker, your shares may be voted if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The election of directors and the ratification of the selection of independent auditors are considered routine matters. The shareholder proposal to be voted on at the meeting is not considered routine. When a proposal is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

15. What does it mean if I receive more than one proxy card?

If you received multiple proxy cards, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. You should complete, sign, date, and return your proxy card(s), as described in each proxy card you receive.

16. Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone at no additional compensation. We will also ask Shareholders of Record who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request we will reimburse such Shareholders of Record for the customary costs of forwarding the proxy material. We have retained Georgeson & Company Inc. to assist in the solicitation of proxies and anticipate that this will cost us $8,000 plus expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors, who are divided into three classes with staggered terms. The terms of Paul J. Fribourg, Ray A. Goldberg, John T. Schwieters and Melvin O. Wright as directors of the Company will expire at the time of the Annual Meeting. As of the Annual Meeting, the Board of Directors has expanded the size of the Board to eleven directors. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Messrs. Fribourg, Goldberg, Schwieters and Wright to three-year terms and the election of Paul S. Trible, Jr. to the Board of Directors for a two-year term. Virginia law and our articles of incorporation require companies with staggered boards to divide its directors into equal or nearly equal groups. Therefore, Mr. Trible cannot be nominated to a three-year term along with the other nominees at this Annual Meeting.

Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Information, including their business experience for the past five years, about the nominees for election as directors and about our other directors whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Name—Age—Principal Occupation—Other Information	Director Since
Paul J. Fribourg (53) Chairman, President and Chief Executive Officer of ContiGroup Companies, Inc. since 1997; Director, Loews Corp. and The Estée Lauder Companies Inc.	2007

Ray A. Goldberg (80) Professor of Agriculture and Business, Emeritus, Harvard Business School and Professor, Harvard Kennedy School of Government	1999

John T. Schwieters (67) Vice Chairman of Perseus L.L.C., a merchant bank and private equity fund management company; formerly Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP from 1989 to 2000; Director, Manor Care, Inc., Danaher Corporation, Choice Hotels International, Inc. and Union Street Acquisition Corp.	2001

Melvin O. Wright (79) Retired; formerly an Advisor to PrimeCorp Finance, a Paris merchant bank, and prior to 1992, a senior executive and Director of Dean Witter Reynolds (now Morgan Stanley)	2000

NOMINEE FOR ELECTION TO TWO-YEAR TERM

Name—Age—Principal Occupation—Other Information	Director Since
Hon. Paul S. Trible, Jr. (60) President of Christopher Newport University since 1996; U.S. Senator from 1983 to 1989; Member of U.S. House of Representatives from 1977 to 1983	N/A

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Robert L. Burrus, Jr. (72) Chairman Emeritus and Senior Partner in the law firm of McGuireWoods LLP, Richmond, Virginia; Chairman and Partner of McGuireWoods LLP from 1990 to 2006	1996

Hon. Carol T. Crawford (64) Attorney; formerly Commissioner of the U.S. International Trade Commission from 1991 until 2000; Board of Trustees, Torray Fund	2000

Frank S. Royal, M.D. (67) Physician; Director of SunTrust Banks, Inc., Chesapeake Corporation, Dominion Resources, Inc. and CSX Corporation	2002

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Joseph W. Luter, III (68) Chairman of the Board since 1975 and Consultant to the Company since September 2006; Chairman of the Board and Chief Executive Officer of the Company from 1975 to August 2006(1)	1975

Wendell H. Murphy (68)

        Private Investor; formerly Chairman of the Board and Chief

        Executive Officer of Murphy Farms, Inc., Rose Hill, North

        Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000

2000(2)

C. Larry Pope (52) President and Chief Executive Officer since September 2006; President and Chief Operating Officer of the Company from October 2001 to September 2006; Vice President and Chief Financial Officer from 2000 to October 2001	2006

(1)  Mr. Luter, III is the father of Joseph W. Luter, IV, one of our executive officers.

(2)  Mr. Murphy was also our director from 1991 through 1998.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash (1)($)	Stock awards (1)(2)($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joseph W. Luter, III	42,667	—	—	—	—	—	42,667
Robert L. Burrus, Jr.	—	103,523	—	—	—	—	103,523
Hon. Carol T. Crawford	—	125,023	—	—	—	—	125,023
Ray A. Goldberg	62,750	51,273	—	—	—	—	114,023
Wendell H. Murphy	—	103,523	—	—	—	—	103,523
C. Larry Pope	—	—	—	—	—	—	—
Frank S. Royal, M.D.	101,167	40,856	—	—	—	—	142,023
John T. Schwieters	86,250	69,606	—	—	—	—	155,856
Melvin O. Wright	41,292	111,231	—	—	—	—	152,523

(1)  Pursuant to the Company’s 2005 Non-Employee Directors Stock Incentive Plan (“Directors Plan”), each of the non-employee directors is entitled to defer all or a part of his or her director fees and receive, in lieu thereof, deferred stock units entitling the director to receive shares of our common stock at a future date or dates. The number of deferred stock units received is equal to the amount of fees deferred divided by the market price of the common stock. Deferred fees, if any, are not included in the “Fees earned or paid in cash” column. The aggregate award date fair value of the deferred stock units received in lieu of such fees, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (Share-Based Payment) (“FAS 123R”), is included in the “Stock Awards” column. Also included in the “Stock Awards” column is the aggregate grant date fair value of the 1,500 deferred stock units granted annually to each named director pursuant to the Directors Plan. Each director is fully vested in the deferred stock units received pursuant to fee deferrals or the annual grant.

(2)  The aggregate number of deferred stock units held by each director as of April 29, 2007 was as follows: Mr. Luter, III—0; Mr. Burrus—9,739; Mrs. Crawford—8,883; Mr. Goldberg—4,701; Mr. Murphy—7,716; Dr. Royal—3,500; Mr. Schwieters—7,030; and Mr. Wright—9,370. Mr. Fribourg became a director in May 2007 (fiscal 2008).

Discussion of Director Compensation

The Nominating and Governance Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Nominating and Governance Committee and approved by the Board of Directors.

Non-employee directors are entitled to receive the following cash consideration for their services:

•	an annual retainer of $50,000,

•	an additional annual retainer of $10,000 for the chairperson of the Audit Committee,

•	an additional annual retainer of $5,000 for the chairperson of any other committee, and

•	$2,000 for each board or committee meeting attended.

In addition, each non-employee director receives an annual award of 1,500 deferred stock units pursuant to the current award program under the Directors Plan. Non-employee directors are also entitled under the Directors

Plan to defer 25%, 50%, 75% or 100% of their directors fees and receive deferred stock units in lieu thereof. The number of deferred stock units received is equal to the amount of fees deferred divided by the closing price of our common stock as reported in the Wall Street Journal on the date prior to the date on which payment of the fees would otherwise have been made. Each deferred stock unit entitles the director to receive one share of common stock at a time following the director’s termination of service, as specified in advance by the director. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date.

CORPORATE GOVERNANCE

The primary mission of our Board of Directors is to represent and protect the interests of our shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years, many of which are discussed below.

Constitution of the Board of Directors

Our Board of Directors currently consists of ten directors. The Board of Directors has determined that six of our current directors (Mrs. Crawford, Dr. Royal and Messrs. Burrus, Goldberg, Schwieters and Wright) and our new director nominee, Mr. Trible, qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined in regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Mr. Schwieters currently serves on the audit committee of three other public companies. The Board of Directors has determined that such service does not impair the ability of Mr. Schwieters to continue to effectively serve on our Audit Committee.

The bases for the Board’s determination regarding the independence of directors and the director nominee are explained below:

•

In evaluating the independence of Mr. Burrus, the Board considered Mr. Burrus’ relationship with the law firm of McGuireWoods LLP, which provides legal services to Smithfield. Factors favorably considered by the Board in its evaluation of this relationship included that the fees paid to the firm in fiscal 2007 represented 1% of the firm’s total revenues. In addition, Mr. Burrus is not the managing partner for our account with the firm and an increasing percentage of Mr. Burrus’ time commitment to Smithfield consists of board services rather than legal services. It is also the Board’s perception, based on Mr. Burrus’ extensive past service on the Board, that he consistently acts in a manner independent of us. Based on these factors, the Board has determined that Mr. Burrus is independent.

•

In evaluating the independence of Mr. Trible, the Board considered that the Smithfield-Luter Foundation, a charitable foundation affiliated and supported by us, has committed to make annual contributions supporting educational programs and scholarships at Christopher Newport University, a state-supported public university where Mr. Trible is currently employed as President. Frances Luter, the wife of one of our executive officers, Joseph W. Luter, IV, serves on the Board of Visitors of the university. In determining that Mr. Trible is independent, the Board favorably considered that the Foundation’s annual contributions represent less than 1% of the university’s annual gross operating revenues and that Mrs. Luter has indicated her intention to abstain from any actions taken by the university’s Board of Visitors with respect to compensation or other employment terms or arrangements involving Mr. Trible.

•	None of the other directors determined by the Board to be independent has any relationship with us other than as a director.

Advisory Director

In May 2007, the Board established the position of advisory director and appointed Michael J. Zimmerman to that position. Mr. Zimmerman is ContiGroup’s Executive Vice President and Chief Financial Officer. An advisory director has the right to attend all Board meetings but is not entitled to vote. In addition, an advisory director does not have any duties or liabilities of a director as stated in our bylaws. Mr. Zimmerman is compensated in the same manner as a director.

Committees of the Board of Directors and Meetings

The Board of Directors has four standing committees which met during fiscal 2007: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Pension and Investment Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards and operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments and changes in the responsibilities of the committees. All committee charters are available for review on our website, www.smithfieldfoods.com. A copy of the committee charters may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2007. In addition, the Board of Directors held nine meetings during fiscal 2007. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 14 meetings John T. Schwieters, Chairperson Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal controls

Oversee the internal audit department

Oversee compliance with laws and governmental regulations

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

Review, approve and ratify related party transactions

Oversee risk assessment and risk management

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
NOMINATING AND GOVERNANCE 2 meetings Frank S. Royal, M.D., Chairperson John T. Schwieters Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues to be addressed

Review the Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Recommend director compensation

COMPENSATION 4 meetings Ray A. Goldberg, Chairperson Hon. Carol T. Crawford Frank S. Royal, M.D.

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

PENSION AND INVESTMENT 6 meetings Melvin O. Wright, Chairperson Hon. Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

EXECUTIVE 0 meetings Joseph W. Luter, III, Chairperson Robert L. Burrus, Jr. Wendell H. Murphy C. Larry Pope	Exercise the powers of the Board of Directors between Board meetings to the extent permitted by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on our website, www.smithfieldfoods.com. A copy of the Governance Guidelines may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the listing standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of our core values of integrity and ethical behavior.

•

The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Chairman of the Nominating and Governance Committee, who functions as the lead outside director.

•	Directors have access to our management at all times.

•

When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

•

The Chief Executive Officer reports annually to the Compensation Committee on succession planning and makes available on a continuing basis the Chief Executive Officer’s recommendation as to his successor should he be unexpectedly disabled.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, officers and directors. The purpose of the Code is to convey our policies and practices for conducting business in accordance with applicable law and the highest ethical standards. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by our Chief Legal Officer administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chairman of the Audit Committee. The Code was adopted by the Board of Directors and is reviewed periodically by the Nominating and Governance Committee. The Code is available for review on our website, www.smithfieldfoods.com, and we will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified us that they do not wish to stand for re-election. Our new director nominee, Mr. Trible, was recommended to the Nominating and Governance Committee by our chief executive officer and a non-management director. The Nominating and Governance Committee will also consider director candidates recommended by our shareholders. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•

The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

•

This recommendation must be in writing and must include the following initial information: (i) the shareholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s résumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to our operations and who understand the complexities of our business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, our interests. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Interested Party Communications with the Board of Directors

Interested parties, including shareholders, may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Executive Sessions of Non-Management Directors

The non-management members of the Board of Directors meet in executive session at least twice a year. These meetings are chaired by the Chairman of the Nominating and Governance Committee (currently Dr. Royal).

Attendance at Annual Meeting

It is our policy that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the Annual Meeting. All directors attended the 2006 annual meeting of shareholders except for Mr. Goldberg who was absent due to a family medical reason.

PRINCIPAL SHAREHOLDERS

The only persons known by us to beneficially own more than five percent of our common stock as of July 11, 2007, are as follows:

	Amount and Nature of Beneficial Ownership (Number of Shares)(1)
Name and Address of Beneficial Owner	Direct		Other		Total		Percent
Tradewinds Global Investors, LLC
2049 Century Park East
20th Floor
Los Angeles, CA 90067	6,132,404	(2)	4,675,538	(2)	10,807,942	(2)	8.1%

Lazard Asset Management LLC and a certain affiliated party(3)
30 Rockefeller Plaza
New York, NY 10112	4,874,598	(3)	3,697,750	(3)	8,572,348	(3)	6.4%

ContiGroup Companies, Inc. and Paul J. Fribourg
277 Park Avenue
New York, NY 10172	1,356	(4)	8,426,585	(4)	8,427,941	(4)	6.3%

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of common stock listed under the “Direct” column are those which are owned and held by such persons as outstanding shares and over which such persons have sole voting power and sole dispositive power. Shares shown under the “Other” column are those subject to other forms of deemed “beneficial ownership” pursuant to the SEC regulations, as described in the indicated footnotes.

(2)  On July 10, 2007, Tradewinds Global Investors, LLC (“Tradewinds”) filed a Schedule 13G with the SEC. In the Schedule 13G, Tradewinds discloses it has sole voting power over 6,132,404 shares and sole dispositive power over 10,807,942 shares.

(3)  On July 19, 2007, Lazard Asset Management LLC and its affiliate Lazard Asset Management Limited filed a Form 13F with the SEC. In the Form13F, Lazard Asset Management LLC discloses that it has sole voting power over 4,867,788 shares and beneficial ownership of, but no voting power over, 3,645,614 shares. Lazard Asset Management Limited discloses that it has sole voting power over 6,810 shares and beneficial ownership of, but no voting power over, 52,136 shares.

(4)  On May 17, 2007, the ContiGroup Companies, Inc. (“ContiGroup”) and Paul J. Fribourg, a director of the Company, filed a Schedule 13D with the SEC. In the Schedule 13D, ContiGroup discloses that it shares voting and dispositive power over 8,426,585 shares. Mr. Fribourg discloses he has sole voting and dispositive power over 1,356 shares and he may be deemed to share voting and dispositive power with respect to the 8,426,585 shares beneficially owned by ContiGroup by virtue of being its Chairman, Chief Executive Officer and President. In addition, Mr. Fribourg discloses he is one of the co-trustees and in one case, a beneficiary, of various trusts established for the benefit of his family that collectively control a majority interest in ContiGroup. Mr. Fribourg disclaims beneficial ownership over the shares beneficially owned by ContiGroup except to the extent of his pecuniary interest.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of July 11, 2007, of shares of common stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 26 of this Proxy Statement, and (iii) all current directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership Number of Shares(1)
Name	Direct	Other		Total		Percent of Class
Robert L. Burrus, Jr.	10,000	9,739	(2)	19,739	(2)	*
Hon. Carol T. Crawford	19,400	32,083	(3)	51,483	(3)	*
Paul J. Fribourg	1,356	8,426,585	(4)	8,427,941	(4)	6.3%
Jerry H. Godwin	—	30,000	(5)	30,000	(5)	*
Ray A. Goldberg	1,000	4,701	(6)	5,701	(6)	*
Joseph W. Luter, III	5,169,600	950	(7)	5,170,550	(7)	3.9%
Robert W. Manly, IV	78,835	—		78,835		*
Wendell H. Murphy	689,670	584,637	(8)	1,274,307	(8)	*
C. Larry Pope	312,000	251,000	(9)	563,000	(9)	*
Richard J.M. Poulson	18,000	120,000	(10)	138,000	(10)	*
George H. Richter	—	—		—		*
Frank S. Royal, M.D.	1,000	3,500	(11)	4,500	(11)	*
John T. Schwieters	19,000	7,030	(12)	26,030	(12)	*
Daniel G. Stevens	10,000	10,800	(13)	20,800	(13)	*
Hon. Paul S. Trible, Jr.	—	—		—		*
Melvin O. Wright	27,000	10,870	(14)	39,370	(14)	*
All current directors and executive officers as a group (18 persons)	7,470,259	10,843,144	(15)	18,313,403	(15)	13.6%

* Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of our common stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the SEC regulations, as described in the indicated footnotes.

(2)  Includes 9,739 shares held by the trustee of the Directors Plan in Mr. Burrus’ deferred stock account over which Mr. Burrus has voting control.

(3)  Includes 13,400 shares owned in an IRA of Mrs. Crawford’s husband, 8,800 shares held by Mrs. Crawford’s husband and 1,000 shares held by Mrs. Crawford as custodian for her grandchildren. Mrs. Crawford disclaims beneficial ownership of these 23,200 shares. Also includes 8,883 shares held by the trustee of the Directors Plan in Mrs. Crawford’s deferred stock account over which Mrs. Crawford has voting control.

(4)  Includes 8,426,585 shares beneficially owned by ContiGroup over which Mr. Fribourg may be deemed to share voting and dispositive power by virtue of being its Chairman, Chief Executive Officer and President. In addition, Mr. Fribourg is one of the co-trustees and in one case, a beneficiary, of various trusts established for the benefit of his family that collectively control a majority interest in ContiGroup. Mr. Fribourg disclaims beneficial ownership over the shares beneficially owned by ContiGroup except to the extent of his pecuniary interest.

(5)  Includes 30,000 shares that Mr. Godwin has the right to acquire pursuant to presently exercisable stock options.

(6)  Includes 4,701 shares held by the trustee of the Directors Plan in Mr. Goldberg’s deferred stock account over which Mr. Goldberg has voting control.

(7)  Includes 950 shares held by Mr. Luter, III as custodian for his daughter under the Virginia Uniform Transfers to Minors Act.

(8)  Includes 4,000 shares held by Mr. Murphy’s wife, 572,918 shares pledged pursuant to variable prepaid forward contracts and 3 shares held by a corporation wholly owned by Mr. Murphy. Also includes 7,716 shares held by the trustee of the Directors Plan in Mr. Murphy’s deferred stock account over which Mr. Murphy has voting control.

(9)  Includes 1,000 shares owned by Mr. Pope’s son with respect to which Mr. Pope disclaims beneficial ownership. Also includes 250,000 shares that Mr. Pope has the right to acquire pursuant to presently exercisable stock options.

(10)  Includes 20,000 shares that Mr. Poulson has the right to acquire pursuant to presently exercisable stock options. Also includes 100,000 shares owned by the Smithfield-Luter Foundation of which Mr. Poulson is a co-trustee.

(11)  Includes 3,500 shares held by the trustee of the Directors Plan in Dr. Royal’s deferred stock account over which Dr. Royal has voting control.

(12)  Includes 7,030 shares held by the trustee of the Directors Plan in Mr. Schwieters’ deferred stock account over which Mr. Schwieters has voting control.

(13)  Includes 10,000 shares that Mr. Stevens has the right to acquire pursuant to presently exercisable stock options. Also includes 800 shares owned by Mr. Stevens’ wife.

(14)  Includes 1,500 shares held by Mr. Wright’s wife as custodian for his grandchildren with respect to which Mr. Wright disclaims beneficial ownership. Also includes 9,370 shares held by the trustee of the Directors Plan in Mr. Wright’s deferred stock account over which Mr. Wright has voting control.

(15)  Includes 570,000 shares subject to presently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock have been complied with during the fiscal year ended April 29, 2007, except that Robert W. Manly, IV was late with his initial Form 3.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to securities issuable, or available for issuance, under our equity compensation plans as of April 29, 2007.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,417,100	$23.29	2,921,000
Equity compensation plans not approved by security holders	0	N/A	0

Total	1,417,100	$23.29	2,921,000

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board of Smithfield oversees Smithfield’s executive compensation program on behalf of the Board. In the performance of this function, the Compensation Committee met four times during fiscal 2007 and, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Smithfield’s Annual Report on Form 10-K for the fiscal year ended April 29, 2007 and Smithfield’s Proxy Statement for its 2007 Annual Meeting of Shareholders, each of which has or will be filed with the Securities and Exchange Commission.

Compensation Committee

Ray A. Goldberg, Chairperson

Hon. Carol T. Crawford

Frank S. Royal, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation paid to our executive officers as well as the objectives and material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Compensation Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we” and “our” refer to Smithfield Foods, Inc. When we refer to the “named executives” we are referring to the seven individuals listed in the Summary Compensation Table on page 26 of this proxy statement.

In designing our executive compensation program, we place a heavy emphasis on performance and consequently a substantial majority of each named executive’s total potential compensation is “at risk” and tied to either the financial performance of Smithfield or its business units or the creation of shareholder value. During fiscal 2007, our financial performance was below that of recent years. Although we considered our performance to be favorable in light of the tough conditions we faced in the industry, the lesser performance resulted in total cash compensation for certain of our executives, including our president and chief executive officer, C. Larry Pope, that was well below their average cash compensation over the three preceding years. This result was consistent with our fundamental philosophy of paying for performance.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

•

Attracting and retaining top talent—The compensation of our executives must be competitive with the organizations with which we compete for talent so that we may attract and retain talented and experienced executives. Our executives have, on average, approximately 18 years of experience with Smithfield and its predecessors.

•

Paying for performance—A significant portion of our executives’ compensation should be subject to corporate and business unit performance measures and therefore be “at risk.” Performance-based compensation can vary widely from year to year depending on an executive’s performance and the volatile nature of our agricultural commodity-based industry. In fiscal 2007, performance-based compensation (excluding stock options) constituted 52.2% on average of our executives’ total cash compensation.

•

Alignment with the interests of our shareholders—Equity-based awards in the form of stock options can be an effective means of aligning an executive’s financial interests with those of our shareholders. Stock options provide value to the executive only if the market price of our stock increases.

Each element of our compensation program is designed to achieve one or more of these objectives. The structure of a particular executive’s compensation may vary depending on the scope and level of that executive’s responsibilities. For an executive responsible for an individual business unit, performance-based compensation is typically based on the operating results of that unit. For an executive with corporate level responsibilities, performance-based compensation is based on Smithfield’s consolidated results of operations. Compensation for the manager of a business unit will also generally consist of a relatively greater portion of cash incentives because the executive may have little or no involvement in the performance of other business units which impact overall results and indirectly the price of our common stock. Conversely, compensation for corporate level executives will typically include a relatively greater portion of equity incentives to reflect their long-term strategic contributions to Smithfield as a whole.

Total compensation for our executive officers consists of the following components:

•	base salary,

•	annual incentive cash payments,

•	additional cash bonuses,

•	periodic stock option grants,

•	participation in retirement plans, and

•	limited personal benefits.

All of our executive employees are employed at-will, without employment agreements, severance payment agreements or payment arrangements that would be triggered by a “change in control” of Smithfield (other than through the acceleration of stock option vesting). During fiscal 2007, Joseph W. Luter, III stepped down as our chief executive officer while continuing to serve as our chairman. We retained the services of Mr. Luter, III in certain key areas pursuant to a consulting agreement, which is discussed further below and elsewhere in this proxy statement.

Determining Executive Compensation

The Committee is responsible for developing and administering the compensation program for executive officers and other key employees. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist the Committee with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

The CEO makes recommendations to the Committee regarding the salaries, bonus arrangements and option grants, if any, for key employees, including all executive officers. For executive officers whose bonus awards are based partly on individual performance, the CEO’s evaluation of such performance is provided to and reviewed by the Committee. Prior to his appointment as CEO, Mr. Pope joined in making recommendations to the Committee regarding the compensation of key employees, including executive officers. To assist the Committee in carrying out its responsibilities, the Committee has from time to time retained an independent compensation consultant. For fiscal 2007, the Committee engaged the consulting firm of Watson Wyatt & Company to assist the Committee in analyzing the bonus paid to Mr. Luter, III under his consulting agreement. The Committee also annually reviews executive pay tallies for our executive officers detailing the amount of each element of total compensation and accumulated equity holdings. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Elements of our Compensation Program

Base Salary.    Base salaries are intended to provide a minimum level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are reviewed annually to determine if they are equitably aligned within the Company and are at sufficient levels to attract and retain top talent. Consistent with our greater emphasis on performance-based pay, base salaries for executives are normally changed only on an infrequent basis and may remain the same for several years or more. The base salaries of most executive officers, including all but two of the named executives, remained unchanged for fiscal 2007 as compared to the previous year. In August 2006, the Committee increased Mr. Pope’s salary by $100,000 to reflect his increased level of responsibility upon becoming our new chief executive officer in addition to continuing to serve as president.

Annual Incentive Cash Payments.    We provide performance-based annual incentive compensation opportunities to our executives under the shareholder-approved 1998 Stock Incentive Plan (the “Stock Incentive Plan”). These awards use performance criteria that executives directly influence to ensure a direct link between the executives’ performance and the amount of incentive compensation earned. Awards are generally based on profits, either company-wide or for a particular business unit depending on the executive’s scope of responsibility. In the case of Jerry H. Godwin, our Hog Production Group president, the award is based on his ability to control raising costs.

At the beginning of each year, the Committee receives recommendations from management regarding the performance criteria and bonus formulas for the year. In evaluating these recommendations, the Committee considers the performance of the Company and the respective business units in recent years. In recognition of our significant growth in recent years, the bonus formulas for most executives, including Mr. Pope, provide for no payment unless a minimum performance threshold is met—$100 million of pre-tax income for awards based on company-wide profits and $20 million of operating income for awards based on business unit profits. For most executives, including Mr. Pope, performance awards have a multi-tiered structure so as to reward higher levels of profitability with higher bonus percentages. These bonus award features are designed so that there is a high likelihood that an executive will receive some incentive compensation at the lower tier percentage but so that it will be difficult for an executive to earn incentive compensation at the higher tier. None of the named executive officers received bonuses at the higher tier during fiscal 2007 or the prior year. The Committee believes that the formulas established for these performance-based awards are reasonable and provide strong motivation to management to maximize company performance. The bonus formulas for each of the named executives are described on pages 29-30 of this proxy statement under the heading “Performance-Based Cash Bonuses.” After the end of fiscal 2007 and receipt of the independent auditors’ report on the annual financial statement audit, the Committee evaluated our performance against the performance criteria used in the bonus awards and determined the amount of each executive’s incentive payment.

The Committee sets Mr. Poulson’s bonus formula at the beginning of the year at a sufficiently high level to cover any bonus amount that the Committee is likely to award him. The Committee then establishes Mr. Poulson’s bonus at the end of the year at or below this level. The Committee does this to ensure that Mr. Poulson’s bonus qualifies as performance-based compensation and is therefore deductible under Section 162(m) of the tax code.

The annual incentive bonus for Mr. Luter, III for the portion of fiscal 2007 during which he served as chief executive officer was determined in the manner described above and resulted in a payment of $380,027.

Additional Cash Bonuses.    We pay cash bonuses to executive officers from time to time as the Committee determines appropriate to reward elements of performance that are not reflected in the annual incentive awards. For fiscal 2007, the Committee awarded the following cash bonuses:

•	Mr. Godwin received an additional cash bonus in recognition of the profitability of his business unit and his management of the integrated approach to the business.

•	Mr. Manly received a cash bonus in recognition of his service as interim chief financial officer.

•	Mr. Richter received an additional cash bonus in recognition of the successful execution of certain initiatives established at the corporate, rather than business unit, level.

The Committee received recommendations from the chief executive officer regarding each of these bonus awards. These additional cash bonuses do not qualify as performance-based compensation and are therefore not deductible to the extent the executive officer’s salary and additional cash bonus exceed the $1 million deductibility cap under Section 162(m) of the tax code.

Mr. Luter, III’s consulting bonus.    Mr. Luter, III’s consulting agreement provides that he is eligible to receive incentive awards during the term of the agreement. In May 2007, the Committee developed a proposed annual incentive bonus arrangement for Mr. Luter, III, based in part on recommendations from Mr. Pope. The arrangement is tied to the specific categories of service that Mr. Luter, III provides under his consulting agreement as follows:

•	For providing strategic and operational advice on the execution of our commodity hedging strategy, Mr. Luter, III would be eligible for a discretionary bonus of up to $2,000,000.

•	Mr. Luter, III would be eligible for a discretionary bonus of up to $4,000,000 based upon the following criteria:

—	the Committee’s assessment of Mr. Luter, III’s contribution to the identification of potential acquisition opportunities, the successful completion of Company acquisitions in which he is substantially involved and the extent to which those acquisitions are expected to improve Company performance, with special consideration being given to near-term accretion, and

—	the Committee’s assessment of the overall value of the strategic advice he provides to the chief executive officer in improving both short-term and long-term profitability.

The Committee believes that the strategic and operational services provided by Mr. Luter, III are and will continue to be a significant factor in our success. However, because the proposed bonus arrangement differs from the compensation program as applied to our employed executives, the Committee engaged the compensation consulting firm of Watson Wyatt to review the bonus arrangement. The Committee met with representatives of Watson Wyatt without Mr. Luter, III present to discuss at length the services provided by Mr. Luter, III and the proposed bonus arrangement. Watson Wyatt advised the Committee that, in its opinion, the bonus arrangement for Mr. Luter, III is consistent with the unusual and substantial contributions he makes to the Company and is reasonable in amount given his strategic leadership and time commitment.

Following its approval of the proposed bonus program, the Committee awarded Mr. Luter, III an aggregate bonus for fiscal 2007 of $2,750,000, consisting of $380,027 as the payout under his performance award for the period that he was still employed by Smithfield as CEO, $369,973 for Mr. Luter, III’s consulting services in the execution of our hedging strategy and $2,000,000 for his contribution to the successful completion of acquisitions and his advice to the chief executive officer.

Stock Options.    We provide long term incentive compensation in the form of stock options, which are awarded from time to time under the Stock Incentive Plan. Stock options can serve as an effective motivational tool by aligning the executive’s economic interests with those of our shareholders. The ultimate value, if any, of stock options is dependent on increases in the market price of our common stock. Because our options are generally granted with five-year cliff vesting, our stock option program promotes long-term tenure and encourages longer-term, more strategic decision-making. Stock options generally constitute a larger percentage of total compensation for corporate level executives than for business unit management because a business unit manager may have little or no involvement in the performance of other business units which impact overall results and indirectly the market price of our common stock.

The chief executive officer (and previously the chief operating officer) recommends to the Committee the recipients and sizes of stock option awards. In evaluating these recommendations, the Committee considers a number of factors:

•	the level of incentive already provided by the size of prior grants or existing holdings of common stock,

•	whether the executive’s responsibilities involve company-wide strategic decision-making, and

•	the Committee’s subjective evaluation of the executive’s potential contribution to our future success.

In fiscal 2007, stock options were awarded to only four employees, including two executive officers. The small number of recipients in fiscal 2007 is primarily attributable to the Committee’s assessment of the level of incentives already provided by the number and size of awards that were made in recent fiscal years. The award to Mr. Pope of stock options covering 250,000 shares was made in connection with, and in recognition of, Mr. Pope’s assuming the office of chief executive officer. The option grant to Mr. Pope was made at an exercise price equal to 110% of market value.

Retirement Plans.    Our executive officers participate in the same retirement plans on the same terms as provided to most of our salaried employees. These plans consist of several company-funded pension plans and an employee-funded 401(k) savings plan (with employer match), all of which are tax-qualified, and a non-tax qualified supplemental pension plan. Under a tax-qualified plan, we are eligible for a tax deduction for our contributions for the year to which the contributions relate, while the benefits are taxable to the participant for the year in which they are ultimately received. Under a plan that is not tax-qualified, we are not eligible for a tax deduction until the year in which the benefits are paid to the participant.

Our retirement plans are intended to provide an appropriate level of replacement income upon retirement. All salaried employees participating in one of the qualified pension plans and earning more than $225,000 are eligible to participate in the supplemental pension plan. The supplemental pension plan allows us to provide pension benefits comparable to those that would be available under the Smithfield Foods Salaried Pension Plan (one of the tax-qualified plans) if the Internal Revenue Service regulations did not include limits on covered compensation and benefits. Therefore, the supplemental pension plan allows all participating salaried employees to receive a pension benefit that is approximately the same percentage of their earnings. The supplemental benefit plan uses the same benefit formulas as the Smithfield Foods Salaried Pension Plan and uses the same types of compensation to determine benefit amounts. For more information about our pension plans, please refer to the Pension Benefits Table and related discussion, which begins on page 32 of this proxy statement.

Participation in the 401(k) savings plan is voluntary. Therefore the amount of compensation deferred and the amount of our match varies among employees, including the executives. However, the same formulas are used to determine benefits for all participants in this plan. Furthermore, the plan does not involve any above-market returns, as returns depend on actual investment results.

Perquisites.    We provide a limited number of perquisites, without tax grossups, to our executive officers. The Summary Compensation Table beginning on page 26 of this proxy statement contains an itemized disclosure of all perquisites to named executives, regardless of amount. We believe that these perquisites are reasonable and consistent with those paid to other executives in our industry. Providing these perquisites thus helps to keep our base compensation packages competitive. With regard to the personal use of corporate aircraft, the Committee has established an annual usage limitation of $75,000 for our chief executive officer. Personal use of corporate aircraft by other employees, including other executive officers, is limited and must be approved by our chief executive officer. In connection with Mr. Pope’s election as chief executive officer, the Committee approved up to $500,000 in matching contributions to a charitable institution designated by Mr. Pope, payable in five equal annual payments.

We also provide certain benefits to substantially all salaried employees that are not included as perquisites in the Summary Compensation Table for the named executives because they are broadly available. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

Other Compensation Policies and Practices

Timing of Awards.    Historically, the Compensation Committee has granted stock options at its regularly scheduled meeting held in late May or early June as part of the Committee’s annual compensation review process. The Committee has occasionally made stock option grants at other times, usually in connection with a new hire or a change in an existing officer’s title or duties. In May 2007, the Committee adopted a policy to grant stock options at meetings held within a prescribed “window period” following our release of year-end financial results. This window period runs from the third until the 12th business day following the release.

Prohibition on Repricing.    For purposes of NYSE listing standards, our Stock Incentive Plan is deemed to prohibit any action that would (i) lower the exercise price of a stock option, whether by amendment, cancellation or otherwise, after the award is made or (ii) otherwise be treated as a repricing under generally accepted accounting principles. We are not allowed under the standards to make any change to the plan to permit these practices without shareholder approval.

Deductibility of Compensation.    For fiscal 2007, Section 162(m) of the tax code placed a limit of $1 million on the amount of compensation that we may deduct in one year with respect to our chief executive officer and each of the next four most highly compensated executives. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The Stock Incentive Plan and the awards made under it have been structured with the intention that the cash payments and stock options be qualified performance-based compensation not subject to Section 162(m). We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, such as our additional cash bonus program, we may authorize executive compensation arrangements that are not fully tax deductible but which promote other important objectives.

FISCAL 2007 EXECUTIVE COMPENSATION

The following table includes information concerning compensation paid to or earned by our “Named Executive Officers” listed in the table for the one-year period ended April 29, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards (1)($)	Non-equity Incentive Plan Compensation (2)($)	Change in Pension Value and Non- Qualified Deferred Compensa- tion Earnings (3)($)	All Other Compen- sation (4)($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph W. Luter, III Chairman of the Board and former CEO(5)	2007	992,667	(6)	2,369,973	—	—	380,027	3,662,712	29,125	7,434,504

C. Larry Pope President and CEO(7)	2007	766,667		—	—	515,067	2,383,263	1,110,558	32,352	4,807,907

Robert W. Manly, IV EVP and Interim CFO(8)	2007	363,750		100,000	—	—	735,451	14,166	15,650	1,229,026

Daniel G. Stevens Former VP and CFO(9)	2007	266,667		—	—	73,170	379,104	137,682	10,307	866,930

George H. Richter President of Farmland Foods, Inc.	2007	620,000		249,780	—	111,300	1,770,853	556,110	28,952	3,336,995

Richard J.M. Poulson EVP	2007	600,000		—	—	—	1,800,000	194,312	45,374	2,639,686

Jerry H. Godwin President of Murphy-Brown LLC	2007	750,000		400,000	—	46,560	718,862	319,445	47,032	2,281,899

(1)  Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123R.

(2)  Represents cash bonuses paid pursuant to awards made under the performance award component of the Stock Incentive Plan. These awards are included in the “Grants of Plan-Based Awards” table appearing on page 28 of this Proxy Statement.

(3)  Represents the aggregate increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under our tax-qualified pension plans and non-tax-qualified supplemental pension plan accrued during fiscal 2007. The methodology used in calculating such increases, including the underlying assumptions, is described or referenced in the narrative discussion beginning on page 33 of this Proxy Statement.

(4)  Includes Company matches under our 401(k) plan as follows: Mr. Luter, III—$0; Mr. Pope—$0; Mr. Manly—$1,667; Mr. Stevens—$313; Mr. Richter—$2,826; Mr. Poulson—$4,500; and Mr. Godwin—$7,500. Also includes our incremental cost, as shown in the following table, of perquisites provided to the Named Executive Officers during fiscal 2007, consisting of: the personal use of Company aircraft, personal use of a car leased by us, including all operating and maintenance costs, excess life insurance, use of a Company-owned residence and club memberships.

Name	Company- Owned Aircraft ($)	Company- Leased Automobile ($)	Excess Life Insurance ($)	Company- Owned Residence ($)	Club Memberships ($)
Joseph W. Luter, III	—	5,100	8,128	3,825	12,072
C. Larry Pope	—	30,466	1,886	—	—
Robert W. Manly, IV	—	13,155	828	—	—
Daniel G. Stevens	—	9,383	611	—	—
George H. Richter	12,508	10,200	—	3,150	268
Richard J.M. Poulson	—	28,667	8,382	3,825	—
Jerry H. Godwin	—	25,635	4,341	—	9,556

The value of perquisites is based on the estimated incremental cost to us, as follows:

•	for personal use of Company aircraft, the direct cost per flight hour as calculated from our records for Company-owned aircraft or as billed by third parties for chartered aircraft,

•	for Company-owned automobiles, 100% of the lease cost, repairs, maintenance and fees,

•	for excess life insurance (i.e., having a face amount of coverage in excess of $50,000), the amount of premiums paid by us, on behalf of the executive, during the fiscal year for such excess coverage,

•	for personal use of the Company-owned residence, the average daily cost of maintaining the residence multiplied by the number of days used for personal purposes, and

•	for club memberships, the cost of country club or social club memberships.

(5)  Mr. Luter, III served as our chief executive officer until the effectiveness of his resignation on August 31, 2006. He currently serves as a consultant to the Company.

(6)  Includes $42,667 in annual retainer and meeting fees received as compensation for Mr. Luter, III’s services as a director. Such compensation also appears in the Director Compensation table on page 7 of this Proxy Statement under the heading “Fees earned or paid in cash.”

(7)  Mr. Pope served as president and chief operating officer until September 1, 2006 when he became president and chief executive officer.

(8)  Mr. Manly was named executive vice president on August 31, 2006 and interim chief financial officer on January 1, 2007. He relinquished the interim chief financial officer title on July 1, 2007.

(9)  Mr. Stevens served as our vice president and chief financial officer through December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			All other option awards: number of securities underlying options(2) (#)	Exercise or base price of option awards ($/sh)		Closing market price on date of grant ($/sh)	Grant date value of stock and option awards (3)($)
		Threshold ($)	Target(1) ($)	Maximum ($)

Joseph W. Luter, III	—	N/A	380,027	N/A	—	—		—	—
C. Larry Pope	— 8/30/06	N/A —	2,383,263 —	N/A —	— 250,000	— 32.91	(4)	— 29.79	— 2,522,500
Robert W. Manly, IV	—	N/A	735,451	N/A	—	—		—	—
Daniel G. Stevens	— 6/08/06	N/A —	379,104 —	N/A —	— 15,000	— 26.83	(5)	— 26.99	— 190,350
George H. Richter	—	N/A	1,770,853	N/A	—	—		—	—
Richard J.M. Poulson	—	N/A	1,800,000	N/A	—	—		—	—
Jerry H. Godwin	—	N/A	718,862	N/A	—	—		—	—

(1)  Represents actual cash bonuses for fiscal 2007 paid pursuant to awards made under the performance award component of the Stock Incentive Plan. The payout amounts shown above are also included in column (g), “Non-equity Incentive Plan Compensation,” of the Summary Compensation Table.

(2)  All options granted for fiscal 2007 were pursuant to the Stock Incentive Plan and are exercisable five years from the grant date. All options are immediately exercisable in the event of and upon a Change of Control (as defined in the Stock Incentive Plan).

(3)  The grant date fair value of these option awards reflects the full accounting expense, as of the grant date, that will be recognized by us over the course of multiple years and does not necessarily represent the value that will be realized by the named executive officer upon vesting or exercise.

(4)  Granted at 110% of market value.

(5)  Granted with an exercise price equal to the average of the high and low sale prices on the date of grant, in accordance with the terms of the Stock Incentive Plan.

Discussion for Summary Compensation Table and Grants of Plan-Based Awards

Performance-Based Cash Bonuses

For most of our executive officers, annual cash bonuses are earned under awards made pursuant to the performance award component of the Stock Incentive Plan. The awards utilize formulas set by the Compensation Committee at the beginning of the fiscal year, generally based on profits of either the Company or a particular subsidiary, depending upon the scope of the executive’s duties. Net profits are generally defined as net income before deduction for income taxes and incentive payments to key employees. Because these awards are based on objective performance criteria measured over a period of one year, the bonuses earned pursuant to the awards appear both in the Grants of Plan-based Awards table and in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table. For fiscal 2007, the formulas used to calculate the performance-based bonus awards to the Named Executive Officers were as follows:

Name	Bonus Formula
Mr. Luter, III

•      0% of the first $100 million of Company net profits

•      2% of Company net profits in excess of $100 million and less than $400 million, and

•      3% of Company net profits in excess of $400 million,

with such bonus being prorated for the four-month period he served as chief executive officer.

Mr. Pope

•      0% of the first $100 million of Company net profits

•      1.5% of Company net profits in excess of $100 million and less than $400 million, and

•      2% of Company net profits in excess of $400 million,

with such portion of the bonus being prorated for the eight-month period he served as president and chief executive officer.[1]

Mr. Manly

•      0% of the first $75 million of Company net profits

•      0.5% of Company net profits in excess of $75 million and less than $300 million

•      0.75% of Company net profits in excess of $300 million

with such portion of the bonus being prorated for the nine-month period he served as executive vice president.

Mr. Stevens

•      0% of the first $100 million of Company net profits

•      0.25% of Company net profits in excess of $100 million and less than $400 million

•      0.375% of Company net profits in excess of $400 million,

with such bonus being prorated for the eight-month period he served as chief financial officer.

[1]

Mr. Pope also received a prorated bonus for the four-month period he served as president and chief operating officer. The formula for that bonus was based on 1% of Company net profits in excess of $100 million and less than $400 million and 1 1/2% of Company net profits in excess of $400 million.

Name	Bonus Formula
Mr. Richter

•      0% of the first $20 million of net profits of the Company’s Farmland Foods subsidiary (“Farmland”)

•      2% of Farmland net profits in excess of $20 million and less than $50 million

•      3% of Farmland net profits in excess of $50 million

Mr. Poulson	• Maximum of 0.75% of Company net profits, with the actual bonus to be established by the Compensation Committee at or below that level.

Mr. Godwin	• 1% of savings below budgeted hog raising costs at the Company’s Murphy-Brown subsidiary.

In addition to the prorated performance award that he received with respect to the four-month period prior to his stepping down as chief executive officer, Mr. Luter, III also received a discretionary bonus with respect to the consulting services he provided during the last eight months of fiscal 2007.

Other Bonuses

We also pay discretionary cash bonuses to executive officers from time to time to reward elements of performance that are not reflected in the criteria for performance-based cash bonuses. Messrs. Godwin, Manly and Richter received such discretionary bonuses in fiscal 2007. The bonus for Mr. Luter, III was paid pursuant to his consulting agreement under an annual bonus arrangement developed by the Compensation Committee. All of these bonus awards are discussed more fully in the CD&A on pages 22 — 23 of this proxy statement.

Stock Option Awards

Messrs. Pope and Stevens received awards of options in fiscal 2007 under the Stock Incentive Plan. Mr. Stevens’ options were granted at the “fair market value” of our common stock as such term is defined under the Stock Incentive Plan. Mr. Pope’s options were granted at an exercise price equal to 110% of the fair market value. The options will become exercisable on the fifth anniversary of the grant date, or, if earlier, upon the occurrence of certain “change of control” events (as defined in the Stock Incentive Plan), which include generally (i) the acquisition by an individual or group of 20% (or 15% under certain circumstances) of our outstanding common stock, (ii) certain changes in the constitution of our Board of Directors that have not been approved by our Board, and (iii) shareholder approval of certain mergers or reorganizations in which the then-current shareholders cease to own at least a majority of our outstanding common stock.

Components of Total Compensation

In fiscal 2007, salary and bonus for the Named Executive Officers (including annual cash bonuses earned pursuant to the performance award component of the Stock Incentive Plan and a consulting fee and discretionary bonus in the case of Mr. Luter, III) averaged approximately 69.2% of their total compensation and constituted all, or almost all, of their total cash compensation. The principal components of non-cash compensation in fiscal 2007 were increases in the actuarial present value of the Named Executive Officers’ benefits under our pension plans and, for those Named Executive Officers who received stock option grants in fiscal 2007, the amount recognized for financial statement reporting purposes with respect to such fiscal year in accordance with FAS 123R. Consistent with our policy that a substantial portion of a Named Executive Officer’s potential cash compensation be based on performance, performance-based bonus awards for executive officers in recent years have ranged from 0% to 92% of total cash compensation depending on Company, relevant subsidiary and individual performance. As a percentage of total cash compensation, performance-based bonus awards averaged approximately 52.2% in fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards(1)						Stock awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)		Number of securities underlying unexercised options (#) Unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options(#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Luter, III	—	(2)	—	—	—	—	—	—	—	—
C. Larry Pope			250,000	—	32.91	8/30/2016
			50,000		30.00	5/24/2014
			50,000		21.00	6/04/2012
	100,000				19.82	10/17/2011
	40,000				18.20	5/30/2011
	60,000				13.22	6/06/2010	—	—	—	—
Robert W. Manly, IV	—		—	—	—	—	—	—	—	—
Daniel G. Stevens	—		15,000	—	26.83	6/08/2016
			10,000		30.00	5/24/2014
			10,000		21.00	6/04/2012	—	—	—	—
George H. Richter	—		25,000	—	31.86	6/02/2015
			25,000		30.00	5/24/2014	—	—	—	—
Richard J.M. Poulson	20,000		—	—	30.00	5/24/2014	—	—	—	—
Jerry H. Godwin	—		30,000	—	21.00	6/04/2012	—	—	—	—

(1)  All options vest upon the earlier of (i) five years from the date of grant and (ii) the grantee’s 65th birthday. All options expire ten years from the date of grant.

(2)  Mr. Luter, III had no outstanding stock options at fiscal year-end. In November 2006, Mr. Luter, III exercised all of his remaining stock options, which otherwise would have expired 90 days after he retired as chief executive officer.

OPTION EXERCISES AND STOCK VESTED

	Option awards			Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)		Value realized on exercise(1) ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting (e)
Joseph W. Luter, III	2,000,000	(2)	19,016,000	—	—
C. Larry Pope	—		—	—	—
Robert W. Manly, IV	—		—	—	—
Daniel G. Stevens	45,000		560,418	—	—
George H. Richter	—		—	—	—
Richard J.M. Poulson	—		—	—	—
Jerry H. Godwin	210,000		3,004,195	—	—

(1)  The value realized is calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price. The market price is based on the last sales price of our common stock as reported by the NYSE.

(2)  In November 2006, Mr. Luter, III exercised all of his remaining stock options, which otherwise would have expired 90 days after he retired as chief executive officer.

PENSION BENEFITS

(As of April 29, 2007)

Name (a)	Plan Name (b)	Number of years credited service (#) (c)	Present value of accumulated benefit ($) (d)	Payments during last fiscal year ($) (e)
Joseph W. Luter, III(1)	Smithfield Foods Pension Plan	40	3,316,323	74,124
	Supplemental Pension Plan	40	31,716,788	8,136,344

C. Larry Pope	Smithfield Foods Pension Plan	26	362,843	0
	Supplemental Pension Plan	26	6,245,192	0

Robert W. Manly, IV(2)	Smithfield Foods Pension Plan	0	0	0
	Supplemental Pension Plan	0	0	0

Daniel G. Stevens	Smithfield Foods Pension Plan	8	82,669	0
	Supplemental Pension Plan	8	392,068	0

George H. Richter	Farmland Foods Pension Plan	31	1,210,530	0
	Supplemental Pension Plan	3	861,447	0

Richard J.M. Poulson	Smithfield Foods Pension Plan	9	258,020	0
	Supplemental Pension Plan	9	1,724,857	0

Jerry H. Godwin	Smithfield Foods Pension Plan	6	134,298	0
	Supplemental Pension Plan	6	1,090,067	0

(1)  Upon his termination from employment in August 2006, Mr. Luter, III elected to receive his tax qualified pension benefits in the form of a monthly, joint and 100% survivor, life annuity beginning in January 2007. Mr. Luter, III elected to receive his non-tax qualified pension benefits in five annual principal installments. The first installment was paid in March 2007.

(2) Mr. Manly was hired by us in August 2006, and has not yet worked 1,000 hours in a plan year. Therefore, he has not yet accrued a benefit under the pension plan.

Discussion of Retirement Plans

We sponsor tax-qualified pension plans covering substantially all of the Company’s salaried employees. All of the Named Executive Officers participate in one of our tax-qualified salaried pension plans (the “Salaried Pension Plans”) and the non-tax-qualified Supplemental Pension Plan (the “Supplemental Plan”).

The tax-qualified plans provide for retirement benefits that generally are a function of a participant’s average compensation during his or her highest five consecutive calendar years during the last ten years of employment (“Final Average Earnings”) and aggregate years of service. The Supplemental Plan provides a retirement benefit which is the benefit calculated under the Smithfield Foods Salaried Pension Plan, but without application of compensation and benefit limits under federal tax laws, reduced by the benefit payable from the relevant tax-qualified plan. The Supplemental Plan is maintained so that we can provide a retirement benefit for all salaried employees that is approximately the same percentage of their earnings from the Company.

The retirement benefit under the Salaried Pension Plans is a lifetime benefit payable at age 65 equal to the sum of (i) 0.8% of Final Average Earnings and (ii) 0.9% of Final Average Earnings in excess of Social Security Covered Compensation, with that sum multiplied by the years of service with the Company. Social Security Covered Compensation is determined annually by the Internal Revenue Service and represents an average of the amount of wages subject to Social Security taxes over a period of years. Compensation for purposes of Final Average Earnings is the participant’s W-2 wages reduced by any income from the exercise of stock options. For Named Executive Officers, such compensation includes salary, bonus and non-equity incentive plan compensation, each as shown in the Summary Compensation Table. For the tax-qualified plans, compensation is limited to $225,000 for calendar year 2007 as set by the Internal Revenue Service. The Supplemental Plan limits Final Average Earnings to $5,000,000.

If a participant does not commence receiving benefits by age 65, the participant is entitled to a late retirement benefit which is the greater of the benefit calculated at the participant’s normal retirement date actuarially increased to the actual retirement date or the benefit calculated at actual retirement date. Mr. Luter, III retired on August 31, 2006 and commenced receiving benefits in March 2007. A participant is eligible for early retirement after age 60 with five years of vesting service. The early retirement benefit payable is the accrued benefit payable at age 65 reduced by 0.5% for each month that the early retirement date precedes the normal retirement date.

The normal form of benefit for the Salaried Pension Plans and the Supplemental Plan is a single life annuity with monthly payments paid over the life of the participant. Married participants receive joint and 50% survivor annuity with actuarially reduced monthly payments paid until the death of the participant and his or her spouse. The other optional forms of retirement benefit in the Salaried Pension Plans include joint and 66.67% or 100% annuities, and a ten-year certain and continuous annuity with payments guaranteed for ten years even if the participant dies. The Supplemental Plan also includes a five-year installment payment option in which the lump sum value of the single life annuity is calculated based on factors specified in the Supplemental Plan and mandated by the Internal Revenue Service and then 90% of that value is paid in five annual principal installments with interest credited on the unpaid installments at the same interest rate that is used to calculate the lump sum value (currently 4.69%).

The present value of each Named Executive Officer’s accumulated benefits under the plans, as shown in the above table, has been calculated in accordance with the benefit formulas described above and using the same assumptions as are used by us for financial reporting purposes under generally accepted accounting principles

(except that retirement age is assumed to be the normal retirement age of 65). Those assumptions are incorporated herein by reference to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 29, 2007. Additional assumptions are used in calculating the present value of Mr. Luter, III’s accumulated benefits, as follows. In accordance with the formula described above, Mr. Luter, III’s benefits are equal to the benefit as of his normal retirement date actuarially increased to January 1, 2007. The actuarial increase in Mr. Luter, III’s benefit is calculated in accordance with federal tax laws applicable to tax-qualified plans and reflects an increase in life expectancy under the mortality table specified in the plan (UP84), the inclusion of the portion of the benefit that was not paid since the normal retirement age of 65, and the 7.0% interest factor specified in the plans.

NONQUALIFIED DEFERRED COMPENSATION (1)

Name (a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawals/ Distributions ($) (e)	Aggregate balance at last FYE ($) (f)
Joseph W. Luter, III	—	—	—	—	—
C. Larry Pope	—	—	—	—	—
Robert W. Manly, IV	—	—	—	—	—
Daniel G. Stevens	—	—	—	—	—
George H. Richter	—	—	—	—	—
Richard J.M. Poulson	—	—	—	—	—
Jerry H. Godwin	—	—	—	—	—

(1)  The Named Executive Officers do not participate in any nonqualified deferred compensation plans or arrangements.

ESTIMATED PAYMENTS UPON SEVERANCE OR CHANGE-IN-CONTROL

Our Stock Incentive Plan provides for accelerated vesting of all unvested stock options previously awarded upon a change of control. This acceleration is applicable to all employees covered by the Stock Incentive Plan. A “Change of Control” is defined to include generally:

•	the acquisition, other than from Smithfield, by a person or group of 20% of the outstanding shares of common stock or 20% of the combined voting power of our then outstanding voting securities,

•

the current directors (and any directors whose election or nomination for election is approved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors,

•

approval by our shareholders of a reorganization, merger or consolidation if the owners of our common stock and voting securities immediately prior to such transaction do not own more than 50% of our outstanding shares of common stock and the combined voting power of the outstanding voting securities resulting from such transaction, or

•	approval by our shareholders of a complete liquidation or dissolution of Smithfield or the sale of all or substantially all of our assets.

The Compensation Committee, which administers the Stock Incentive Plan, may also accelerate the expiration date of outstanding options in the event of a Change of Control.

The following table sets forth the intrinsic value of the currently unvested stock options held by the Named Executive Officers as of April 29, 2007, assuming a Change of Control occurred on that date.

Name	Early Vesting of Stock Options
Joseph W. Luter, III	—
C. Larry Pope	$477,000
Robert W. Manly, IV	—
Daniel G. Stevens	$147,000
George H. Richter	$6,750
Richard J.M. Poulson	—
Jerry H. Godwin	$278,100

We are not obligated to provide any other payments or benefits to our Named Executive Officers upon a change of control. Further, we have no contracts, agreements or other arrangements with our Named Executive Officers that provide for payments following termination.

RELATED PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

We recognize that transactions between Smithfield and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics (the “Code”), the administration of which is overseen by the Audit Committee. All employees and members of the Board of Directors agree to be bound by the Code. As a supplement to the Code, the Audit Committee, at its July 25, 2007 meeting, adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which Smithfield is a party and in which a “related person” has a material interest. Related persons include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Compensation Committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Potential related party transactions are first reviewed and assessed by our Chief Legal Officer to consider the materiality of the transactions and then reported to the Audit Committee. If a related party transaction is identified during the year, it is reported promptly to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of Smithfield and its shareholders and is in compliance with the Code.

Transactions

Each of the following transactions has been ratified by the Audit Committee pursuant to the policy described above.

Joseph W. Luter, III

On August 30, 2006, we entered into a Consulting Agreement (the “Consulting Agreement”) with Joseph W. Luter, III. Under the Consulting Agreement, Mr. Luter, III agrees to provide consulting services to us for a period of one year, with such period subject to extension by the consent of both parties (the “Consulting Period”). The consulting services to be provided by Mr. Luter, III include cooperating with the management transition at the Company due to Mr. Luter, III’s retirement, providing strategic advice on major acquisitions, and providing strategic and operational advice on the execution of the corporate commodity hedging strategy. In addition to providing the consulting services, Mr. Luter, III also agrees to serve as non-executive Chairman of the Board during the Consulting Period if he is elected as such.

Under the terms of the Consulting Agreement, we pay Mr. Luter, III $83,333.33 per month plus such compensation and benefits as are afforded to our non-employee directors. Mr. Luter, III is also entitled to (i) an office with secretarial and other support, (ii) use of Company-owned aircraft within specified policies for business and personal use (provided that he reimburses us for the incremental cost for any personal use), and (iii) health care coverage comparable to that received by him prior to his retirement.

As described more fully in the CD&A on page 22 of this proxy statement, our Compensation Committee developed an incentive bonus arrangement under which Mr. Luter, III is eligible to receive annual discretionary incentive bonuses of up to $6,000,000. For fiscal 2007, Mr. Luter, III received an aggregate of $2,369,973 in incentive bonuses under this arrangement.

During the Consulting Period, Mr. Luter, III agrees that he will not, without our prior written consent, engage in competition with us by being associated with any business entity which engages in the business of hog production, cattle feeding or meat processing anywhere in the world where we have operations or sales. Mr. Luter, III also agrees, during the Consulting Period and for a period of two years following the Consulting Period, not to solicit our employees or customers for the purpose of competing with us.

Wendell H. Murphy

We have business relationships with certain entities owned in whole or part by Wendell H. Murphy, a director, and his family members. Each of these entities owns farms that produce and grow hogs under contract with Murphy-Brown LLC, one of our subsidiaries. We advance associated farm and other support costs to most of these entities and we are subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2007 are set forth below.

•	Wendell H. Murphy holds a 43% interest in Arrowhead Farms, Inc. to which we made payments of $1,168,269.

•

Wendell H. Murphy holds a 1% interest and Wendell H. Murphy, Jr., Mr. Murphy’s son, holds a 99% interest in DM Farms of Rose Hill LLC to which we made payments of $22,114,533 and from which we received payments of $393,470.

•

Wendell H. Murphy, Jr. and Wendy Murphy Crumpler, Mr. Murphy’s daughter, each have a 40% interest in Enviro-Tech Farms, Inc. to which we made payments of $2,786,456 and from which we received payments of $69,161.

•

Wendell H. Murphy, Jr. holds a 29% interest in Golden Farms, Inc., a 50% interest in Lisbon 1 Farm, Inc., and a 51% interest in Triumph Associates to which we made payments of $1,297,999, $1,259,500, and $1,240,230, respectively.

•	Wendell H. Murphy’s brother, Harry D. Murphy, has a 30% interest in Murphy-Honour Farms, Inc. to which we made payments of $2,330,655 and from which we received payments of $32,640.

•	Harry D. Murphy has a 49% interest in PSM Associates to which we made payments of $3,661,424 and from which we received payments of $15,145.

•	Wendy M. Crumpler and her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which we made payments of $2,302,131 and from which we received payments of $30,730.

•

Wendy M. Crumpler and Wendell H. Murphy, Jr. each have a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which we made payments of $508,645 and $2,628,107, respectively, and from which we received payments of $0 and $20,443, respectively.

We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Others

McGuireWoods LLP, of which Robert L. Burrus, Jr. is Chairman Emeritus and Senior Partner, provides us legal services. During fiscal 2007, we paid McGuireWoods LLP approximately $3,994,641 for such services.

ContiGroup, a beneficial owner of 6.3% shares of our common stock, and the Company are partners in a 50/50 joint venture between our respective cattle feeding businesses. In October 2006, we and ContiGroup announced an agreement in principle to form a 50/50 joint venture to build a new beef processing plant in Texas County, Oklahoma. Cost of the project is estimated to be approximately $100.0 million to us. Paul J. Fribourg, one of our directors, is Chairman, President & Chief Executive Officer of ContiGroup. Michael J. Zimmerman, our advisory director, is Executive Vice President and Chief Financial Officer of ContiGroup.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC with the remaining ownership interest held by two employees of Murphy-Brown LLC, our subsidiary. JCT owns certain farms that produce hogs under contract with Murphy-Brown. In fiscal 2007, we made payments totaling $7,111,628 to JCT for the production of hogs and received payments totaling $2,565,388 from JCT for reimbursement of associated farm and other support costs. We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Joseph W. Luter, IV, son of Joseph W. Luter, III, is President of our subsidiary, The Smithfield Packing Company, and an executive officer. In fiscal 2007, his salary and bonus totaled $1,616,302.

Christopher Pope, son of C. Larry Pope, is an employee of Industrial Fleet Management (“IFM”) and provides services on behalf of IFM to us. Christopher Pope’s salary and bonus from IFM was $104,000 for calendar year 2006.

Jason Richter, son of George H. Richter, is employed by us as a Director of International Sales for Farmland Foods. In fiscal 2007, his salary and bonus totaled $130,101.

Parul Stevens, wife of Daniel G. Stevens, is employed by us as Director of Risk Management. In fiscal 2007, her salary and bonus totaled $129,570.

Hon. Paul S. Trible, Jr., a director nominee, is President of Christopher Newport University. In fiscal 2007, the Smithfield-Luter Foundation contributed $500,000 to the university. The Smithfield-Luter Foundation is a non-profit organization that acts as the philanthropic wing of the Company and our chairman, Joseph W. Luter, III.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter, adopted by the Board of Directors and reviewed annually by the Audit Committee. Each of the members of the Audit Committee is “independent” as defined by the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing its reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has sole authority to retain, oversee, terminate and determine the compensation of the independent auditors. In accordance with Audit Committee policy and the requirements of law, all services to be provided by the independent auditors are required to be pre-approved by the Audit Committee or, between meetings, by the Chairman of the Audit Committee. Any decision by the Chairman of the Audit Committee to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

The Company has an Internal Audit department that operates under a written charter approved by the Audit Committee. The head of the Internal Audit department reports directly to the Audit Committee on a functional basis. The responsibilities of the Internal Audit department include reviewing and evaluating the adequacy and integrity of internal control systems relating to, among other things, the reliability and integrity of the Company’s financial information, the safeguarding of the Company’s assets and the Company’s compliance with applicable laws and regulations. The head of the Internal Audit department regularly reports to the Audit Committee on internal audit findings and the status of corrective actions taken to improve the Company’s business processes and procedures.

The Audit Committee met 14 times during fiscal 2007. At its meetings, the Audit Committee receives reports and holds discussions with representatives of the Company’s management, the Internal Audit department and the independent auditors. Each year, one or more of the meetings are held at an operating facility of one of the Company’s subsidiaries at which, in addition to its regular agenda, the Audit Committee receives reports from, and holds discussions with, the subsidiary’s management and receives an in-depth tour of the facility to enhance the committee members’ understanding of that subsidiary’s business operations and the risks associated therewith. The Committee regularly has private, separate sessions with each of management, the head of the Internal Audit department and the independent auditors at which candid discussions take place regarding accounting, internal controls, financial management and other matters. The Audit Committee also regularly receives reports directly from Company or subsidiary managers responsible for key business functions relating to risk or financial management. In between meetings of the Audit Committee, the Chairman of the Audit Committee regularly has discussions with management, the internal auditors and the independent auditors and reports on the matters discussed to the rest of the Audit Committee either before or at the next meeting, as circumstances warrant.

The Audit Committee reviews and discusses with both management and the independent auditors each of the Company’s quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of such documents with the SEC. As part of this review, the Audit Committee considers the audit and review reports prepared by the independent auditors, as well as related matters such as the quality of the Company’s accounting principles and the clarity and completeness of the Company’s financial and other disclosures. The Committee engages in a similar review and discussions regarding the Company’s financial results before the publication of the Company’s quarterly earnings press releases. In addition, the Audit Committee reviews and discusses with management the Company’s proxy materials for each annual meeting of shareholders prior to the filing and distribution of such materials.

In accordance with NYSE requirements, the Audit Committee has overseen the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These procedures, which are incorporated into the Company’s Code of Business Conducts and Ethics (the “Code”), include an anonymous telephone hotline pursuant to which Company employees may report, on a confidential basis, concerns regarding questionable accounting or auditing matters. The head of the Internal Audit department regularly reports to the Audit Committee on complaints or concerns received by the Company pursuant to the Code or through the telephone hotline and the actions taken by the Company in response. In addition, the chair of the compliance committee that administers the Code reports periodically to the Audit Committee on the administration of the Code.

The Audit Committee has adopted a written policy setting out procedures and standards for the review and approval or ratification of significant transactions with the Company in which related parties (including directors and executive officers) have a material interest. The purpose of these policies and procedures is to identify and evaluate transactions or other arrangements which could create conflicts of interest, raise independence concerns or require public disclosure. The Audit Committee reports all of its findings to the Board of Directors.

The independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Disclosures with Audit Committees) and the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee considered whether the auditors’ provision of services to the Company beyond those rendered in connection with the audit and review of the Company’s financial statements was compatible with maintaining their independence. The Audit Committee has concluded that such services did not compromise the independence of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 29, 2007, which management is required to perform under Section 404 of the Sarbanes-Oxley Act and related rules. The Audit Committee has also reviewed and discussed with the independent auditors their attestation report on management’s assessment of internal control over financial reporting and their review and report on the Company’s internal control over financial reporting. Each of these reports has been published in the Company’s Annual Report on Form 10-K for the year ended April 29, 2007 and included in the Company’s Annual Report to Shareholders for fiscal 2007. Throughout fiscal 2007, the Audit Committee received regular reports from management, the internal auditors and the independent auditors regarding management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the remediation of any such deficiencies.

The Audit Committee has reviewed with both management and the independent auditors the Company’s audited financial statements for the fiscal year ended April 29, 2007. This review included discussions with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Auditing Standards 89 and 90. The review also included discussions with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the financial statements, including the disclosures related to critical accounting policies.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2007 for filing with the Securities and Exchange Commission. The Audit Committee also selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending April 27, 2008.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

Audit Committee

John T. Schwieters, Chairman

Frank S. Royal, M.D.

Melvin O. Wright

PROPOSAL 2

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 27, 2008 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending May 3, 2009. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2008 to stand unless the Board of Directors finds other reasons for making a change.

Pre-Approval Policy and Procedures

The services performed by Ernst & Young in fiscal 2007 were pre-approved in a manner consistent with the Audit Committee’s pre-approval policy and procedures. The policy requires that all services to be performed by the independent auditors be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $100,000 may be approved by the Chairman of the Audit Committee if it is not practicable to obtain the approval of the full committee, provided that any such approval is presented to the full Audit Committee at its next scheduled meeting.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, statutory audits of certain foreign subsidiaries, and assistance with and review of SEC filings, including consents and comment letters) for fiscal 2007 and fiscal 2006 were $3,883,200 and $3,340,500, respectively.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young in fiscal 2007 and fiscal 2006 for audit-related services not otherwise reported in the preceding paragraph (due diligence services and accounting education and training) were $268,800 and $241,000, respectively.

Tax Fees.    The aggregate fees billed by Ernst & Young in fiscal 2007 and fiscal 2006 for tax return preparation and tax planning services were $1,067,200 and $362,600, respectively.

All Other Fees.    There were no other fees billed by Ernst & Young in fiscal 2007 or fiscal 2006 for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 27, 2008.

PROPOSAL 3

SHAREHOLDER PROPOSAL

We have been advised that the Amalgamated Bank LongView MidCap 44 Index Fund of 275 Seventh Avenue, New York, NY 10001 (owning more than $2,000 worth of Smithfield Foods common stock) intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

The Amalgamated Proposal

RESOLVED: The shareholders of Smithfield Foods Inc. (“Smithfield”) urge the board of directors to adopt a policy requiring shareholder approval for any (a) merger between Smithfield and another company (including any triangular merger involving a wholly-owned subsidiary of Smithfield or other company) or (b) purchase by Smithfield or a wholly-owned subsidiary of stock or assets, including an interest in a joint venture (each, a “Transaction”), in each case if either of the following conditions is satisfied:

1. Smithfield common stock will be issued as consideration for the Transaction and (a) the stock to be issued has 5% or more of the voting power outstanding before the issuance of such stock, and (b) stock issued in connection with all Transactions in the fiscal year in which the definitive agreement memorializing the Transactions’ terms is executed has 20% or more of the voting power outstanding at the close of the first trading day of such fiscal year; provided that Smithfield shall not be required to hold more than one special meeting of shareholders per fiscal year for purposes of complying with this subsection 1; or

2. Smithfield’s share of the purchase price for the Transaction exceeds 20% of Smithfield’s market capitalization as of the close of the first trading day of the month in which the definitive agreement memorializing the Transaction’s terms is executed; provided that if such entry occurs on the first trading day of the month, market capitalization shall be determined by reference to the close of the first trading day of the previous month.

SUPPORTING STATEMENT:    Recently Smithfield has embarked on an ambitious course of acquisitions, culminating in the September 2006 announcement that Smithfield would acquire Premium Standard Farms for approximately $810 million. Other deals include Cook’s and Armour/Eckrich ($498 million) and Butterball ($174 million). (Conference Presentation at http:www.smithfieldfoods.com/upload/CAGNY022107.pdf). As a result, Smithfield’s debt load has increased, and on December 20, 2006, Moody’s downgraded Smithfield’s senior secured and senior subordinated debt, as well as its corporate family rating, with a negative outlook.

New York Stock Exchange rules require that shareholder approval be obtained if a transaction involves the issuance of shares with 20% or more of the voting power. (Listed Company Manual §312.03(c), available at www.nyse.com). However, in the Premium Standard deal, Smithfield agreed to substitute a small amount of cash for Smithfield stock in order to avoid a shareholder vote. (See S-4/A filed on Jan. 22, 2007).

We believe that acquisitions may significantly change a company’s risk profile. (See, e.g., Furfine & Rosen, “Mergers and Risk” (Sept. 2006), on www.ssrn.com). Accordingly, we think that in some cases—especially where a company has engineered a transaction to avoid a shareholder vote—shareholder approval requirement more stringent than those imposed by law or regulation are warranted. Our proposal strikes the right balance by avoiding micromanagement of small acquisitions while giving shareholders a voice in significant transactions and those that result in significant dilution.

We urge shareholders to vote FOR this proposal.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL

Our Board of Directors believes that the Amalgamated proposal is not in the best interest of the Company’s shareholders and opposes it for the following reasons:

Adopting the Amalgamated proposal would put us at a significant competitive disadvantage in the bidding process for acquisitions because it would burden Smithfield with procedural requirements that are not imposed on other companies. Seeking shareholder approval of a routine acquisition could potentially delay a closing while proxy materials are prepared and a special meeting is held. Furthermore, it would create additional uncertainty as to whether the transaction would close at all. This delay and uncertainty could result in less favorable terms for the Company or in the loss of a strategic opportunity entirely.

We agreed to pay a small portion of the consideration to the shareholders of Premium Standard Farms, Inc. (PSF) in cash in order to ensure that shareholder approval would not be required for that transaction. We did this in an effort to negotiate more favorable acquisition terms for Smithfield. Avoiding the additional uncertainty that a Smithfield shareholder vote would create was a significant issue for PSF. We believe that subjecting the PSF transaction to a vote by our shareholders would have led to less favorable acquisition terms for us, or even possibly jeopardized the transaction. The Board of Directors believed, and continues to believe, that the acquisition of PSF furthers our strategic goals by, among other things, securing a long-term, stable, high quality source of raw materials for our Midwest operations. Maximizing the likelihood of the transaction closing, and doing so on the most favorable terms we could negotiate, was a business judgment that we believe best served the interests of our shareholders.

We believe that the New York Stock Exchange (NYSE) standard strikes an appropriate balance regarding the need for shareholder approval of acquisitions. The NYSE generally requires shareholder approval as a prerequisite to the issuance of stock in an acquisition if the stock to be issued represents more than 20% in number or voting power of the outstanding shares. This standard allows for shareholder input into substantial transactions that significantly impact the existing shareholders’ ownership percentage in the Company while allowing our Board of Directors, in the exercise of its fiduciary duties, to make decisions regarding smaller transactions or those not having an impact on the shareholders’ ownership percentage. In contrast, the Amalgamated proposal would potentially require shareholder approval of transactions involving the issuance of as little as 5% of the outstanding stock as well as transactions exceeding a certain dollar threshold but involving no stock issuance at all.

Imposing a broad shareholder approval policy on us would infringe upon the traditional powers and responsibilities of our Board of Directors to make strategic choices based on its business judgment. We pursue only those acquisitions that we believe further our strategic objectives and ultimately our over-riding goal of promoting shareholder value. Through the annual election process, our Board remains answerable to the shareholders for these and all other decisions that it makes. The directors are bound by their fiduciary responsibility to act in the long-term best interest of the Corporation’s shareholders. Adopting this policy would not make our Board any more accountable to shareholders. Instead, it would burden us with additional procedural requirements making it more difficult for us to take advantage of favorable acquisition opportunities.

Recommendation

Our Board of Directors believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at our 2008 Annual Meeting must be received by Michael H. Cole, our Secretary, for inclusion in our proxy statement and form of proxy relating to that meeting by April 1, 2008 at the address listed below. Shareholders should refer to the Securities and Exchange Commission rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

Other Shareholder Proposals

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia, 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice of such intent to Michael H. Cole, our Secretary, by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2008 Annual Meeting must be received (i) on or after May 1, 2008 and before June 1, 2008 if the annual meeting is to be held during the months of August and September, 2008 or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of our directors, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in our proxy statement for such meeting) must give timely written notice of such intent to Michael H. Cole, our Secretary, at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2008 Annual Meeting must be received: (i) on or after May 1, 2008 and before June 1, 2008 if the annual meeting is to be held during the months of August and September, 2008; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in our proxy statement for the 2008 Annual Meeting, the persons named in the Board’s proxy for the 2008 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 29, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED UPON WRITTEN REQUESTS TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE
SECRETARY

July 30, 2007

SMITHFIELD FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Larry Pope and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 29, 2007 or any adjournments thereof.

1. ELECTION OF DIRECTORS:	☐ FOR all nominees listed (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES

Three Year Term	Two Year Term
Paul K. Fribourg	Paul S. Trible, Jr.
Ray A. Goldberg
John T. Schwieters
Melvin O. Wright

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,

WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW)

The Board of Directors recommends a vote FOR the following proposal 2.

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent auditors for the fiscal year ending April 27, 2008

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote AGAINST the following proposal 3.

3. SHAREHOLDER PROPOSAL REGARDING CERTAIN SIGNIFICANT TRANSACTIONS

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Dated:                         , 2007

PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH.

Please mark, sign, date and return the proxy card using the enclosed envelope.